UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 19, 2008
CytoCore, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 North Orleans Street, Suite 510, Chicago, Illinois		60610

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 19, 2008, CytoCore, Inc. executed a Supply Agreement with QuantRx Biomedical Corporation, a developer of products for advanced diagnosis of serious disease and health conditions (“QuantRx”). Pursuant to the agreement, CytoCore will market, sell and distribute QuantRx’s PadKit®, a collection kit that provides samples for cytology and human papilloma virus (HPV) diagnostics, as part of a diagnostic product developed by the parties.
     CytoCore paid QuantRx a license fee of $100,000 upon execution of the agreement, and is obligated to make certain payments upon the achievement of specified milestones. In addition, CytoCore is to pay a monthly license fee of $5,556 for 18 months, which CytoCore may prepay without penalty. CytoCore also is subject to annual minimum purchase requirements, and is obligated for the term of the agreement to purchase products only from QuantRx. QuantRx will exclusively manufacture and supply such products as CytoCore may require from time to time in accordance with the agreement, although if QuantRx is unable to satisfy CytoCore’s supply requirements, CytoCore may utilize a third party. In such event, CytoCore must pay QuantRx a royalty of eight percent (8%) of the price, net of shipping, taxes and duties.
     QuantRx granted CytoCore the exclusive right to use, market, sell and distribute the products worldwide, whether directly or contractually through independent agents or distributors, and to sublicense those rights. QuantRx also granted CytoCore a perpetual, irrevocable worldwide right and license to use the data collected in clinical trials of the products and information related to manufacturing and regulatory matters to obtain regulatory approval for marketing CytoCore’s products and services. Once approved, CytoCore will be responsible for and provide all designs, artwork and language for packaging, labeling and package insertions.
     The agreement has an initial term of five years, with automatic renewals of five years each unless earlier terminated. CytoCore may terminate upon 30 days’ notice within the first 18 months of the agreement, and upon 90 days notice thereafter. QuantRx may terminate the agreement 24 months from the date of execution, or accept $100,000 to delay such termination right for an additional 12 months, should CytoCore not achieve the specified milestones. CytoCore also may terminate for cause, as defined in the agreement to include but not be limited to the receipt of defective products more than twice a year and the failure of QuantRx to supply products in the amount requested by CytoCore.
     A copy of the press release announcing the agreement with QuantRx is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

     99.1 Press release dated May 20, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.

Dated: May 22, 2008	By:	s/ Robert F. McCullough Jr. Robert F. McCullough Jr.
Chief Executive Officer, Chief Financial Officer and Director